Exhibit 99.1

InPlay Technologies Announces Results for the Fourth Quarter and Year End 2005

          PHOENIX, March 16 /PRNewswire-FirstCall/ -- InPlay Technologies (Nasdaq: NPLA) today announced financial results for the three months and year ended December 31, 2005.

          The fourth quarter 2005 results show net income of $118,000, or $0.01 per share compared to a net loss of $924,000, or $0.10 per share, for the fourth quarter of 2004. Revenue for the fourth quarter of 2005 was $3.2 million, compared to $198,000 in the same period during 2004, which included $736,000 from Duraswitch operations and $2.5 million from FinePoint operations.

          For the year ended December 31, 2005, InPlay reported net income of $668,000 or $0.07 per share compared to a net loss of $1.3 million, or $0.13 per share for fiscal 2004. Revenue for the year ended December 31, 2005 was $6.5 million, including $3.4 million from Duraswitch operations and approximately $3.1 million from FinePoint operations. Revenue during 2004 was $1.8 million, generated solely from Duraswitch operations.

          Duraswitch revenue for the 2005 and 2004 fiscal years includes minimum royalty payments from Delphi Corp. of $2 million and $1 million, respectively. As part of the exclusive license agreement, Delphi had paid a non-refundable $4 million payment in 2000 of which $2.8 million in deferred licensing revenue was being amortized over the initial seven-year term of the agreement. Due to the cancellation of the license agreement in bankruptcy court in October 2005, InPlay recognized the $648,000 as revenue, which represented the balance of deferred revenue during the fourth quarter 2005.

          FinePoint revenue was generated primarily from sales to one major computer OEM.  Revenues from this customer totaled approximately $2.9 million during 2005.  FinePoint currently has received orders from this customer totaling $4.4 million to date.

          Consolidated gross profit for fiscal 2005 was 62%, including 93% for Duraswitch and 27% for FinePoint.  Margins will continue to fluctuate quarter to quarter.

          Total operating expenses for 2005 were $3.4 million compared to $2.4 million in 2004. Operating expenses of FinePoint subsequent to the acquisition were approximately $530,000.

          InPlay Technologies reported cash of $4.0 million and restricted short term investments of $0.4 million at December 31, 2005 compared to $2.8 million cash at December 31, 2004. In December 2005, InPlay completed a private placement of its common stock, raising net proceeds of approximately $3.1 million.

          Commenting on the results, Bob Brilon, InPlay CEO, said, “The acquisition of FinePoint Innovations was significant for InPlay this year.  We successfully launched the MagicPoint digital computing pen technology, bringing in approximately $3 million in revenue in the last four months of the year.”

           “We currently estimate that the major OEM customer could account for between $5-10 million in FinePoint revenue during 2006. We have smaller OEM customers using our digital solution for tablet PCs.  Our focus is to win additional projects with key high volume tablet PC OEM customers and to grow market share for the MagicPoint digital pen technology,” Brilon continued.

          Conference Call

          InPlay Technologies will host a conference call today at 5:00 p.m. Eastern Time.  The conference call will be webcast and may be accessed by dialing 800-803-5267, or +1-706-643-0135 for international callers, a few minutes prior to the scheduled start time.  The conference ID is 6606977.  The webcast is available on the InPlay Technologies website, www.InPlayTechnologies.com, in the investor relations section.

          Those unable to participate in the live call can listen to the audio replay through March 18, 2006, at 800-642-1687, or +1-706-645-9291.  A webcast replay will be available on the InPlay Technologies website through March 31.

          About InPlay Technologies

          InPlay Technologies markets and licenses proprietary emerging technologies.  InPlay recently expanded its portfolio of technologies with the acquisition of FinePoint Innovations, a developer of pen computing products for tablet PCs and computer peripherals.  FinePoint’s digital solution is the computing pen and digitizer for a major computer OEM’s newly launched line of convertible notebooks.  The company was founded to commercialize its internally developed Duraswitch electronic switch technologies and has executed license agreements with switch manufacturers and OEMs worldwide. Today, Duraswitch patented technologies are in the controls of a wide range of commercial and industrial applications.  InPlay Technologies is focused on further commercialization of these technologies and leveraging its licensing model with additional, innovative technologies.  Visit www.inplaytechnologies.com for more information.

          This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements include, but are not limited to, statements regarding our estimation for the potential production for FinePoint technologies, and our ability to win new OEM customers and gain market share.  Risks and uncertainties that could cause results to differ materially from those projected include lack of market acceptance of our technologies, unanticipated expenses related to protecting our intellectual property, increased sales and marketing expenses, loss of purchase orders or other unforeseen difficulties related to manufacturing our technologies and other uncertainties described from time to time in our documents filed with the Securities and Exchange Commission, including our Form SB-2 as filed with the SEC on February 10, 2006 and our most recently filed Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission. These forward-looking statements represent our beliefs as of the date of the press release and we disclaim any intent or obligation to update these forward-looking statements.

INPLAY TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003

NET REVENUE:
Duraswitch related party - Delphi	$2,955,118	$1,407,978	$409,753
Duraswitch non-related parties	469,311	349,075	350,159
FinePoint	3,031,115	—	—
Total net revenue	6,455,544	1,757,053	759,912
COST OF GOODS SOLD:
Duraswitch	253,105	187,547	103,304
FinePoint	2,224,266	—	—
Total cost of goods sold	2,477,371	187,547	103,304
Gross profit	3,978,173	1,569,506	656,608
OPERATING EXPENSES:
Selling, general and administrative	2,720,900	1,907,034	2,299,750
Research, development and commercial application engineering	641,047	472,485	917,610
Total operating expenses	3,361,947	2,379,519	3,217,360
INCOME (LOSS) FROM OPERATIONS	616,226	(810,013)	(2,560,752)
OTHER INCOME (EXPENSE):
Impairment loss on note receivable	—	(500,000)	—
Interest and other income - net	51,424	37,935	10,191
NET INCOME (LOSS)	$667,650	$(1,272,078)	$(2,550,561)
NET INCOME (LOSS) PER COMMON SHARE, BASIC	$0.07	$(0.13)	$(0.27)
NET INCOME (LOSS) PER COMMON SHARE, DILUTED	$0.07	$(0.13)	$(0.27)
WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC	9,823,637	9,603,717	9,591,090
WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED	9,903,485	9,603,717	9,591,090

INPLAY TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

	2005	2004

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,022,734	$2,832,455
Restricted short-term investment	400,000	—
Accounts receivable	1,460,169	48,601
Inventory	1,311,077	217,083
Prepaid expenses and other current assets	87,071	83,470
Total current assets	7,281,051	3,181,609
PROPERTY AND EQUIPMENT - Net	557,145	198,589
GOODWILL	1,321,240	443,874
PATENTS - Net	1,389,153	777,013
OTHER ASSETS	19,299	66,297
TOTAL	$10,567,888	$4,667,382
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,496,780	$59,674
Accrued salaries and benefits	510,794	187,289
Other accrued expenses and other current liabilities	539,786	242,045
Deferred licensing and other revenue	82,879	485,254
Current portion of notes payable and capital leases payable	165,914	—
Total current liabilities	2,796,153	974,262
LONG-TERM LIABILITIES
Other non-current liabilities	11,465	18,486
Deferred licensing - long-term	—	546,257
Total long-term liabilities	11,465	564,743
Total liabilities	2,807,618	1,539,005
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued and outstanding in 2005 and 2004	—	—
Common stock, $.001 par value, 40,000,000 shares authorized in 2005 and 2004, 11,481,512 and 9,614,673 shares issued and outstanding in 2005 and 2004, respectively	11,482	9,615
Additional paid-in capital	31,373,292	27,410,916
Accumulated deficit	(23,624,504)	(24,292,154)
Total stockholders’ equity	7,760,270	3,128,377
TOTAL	$10,567,888	$4,667,382

SOURCE  InPlay Technologies, Inc.
           -0-                                                  03/16/2006
           /CONTACT: Heather Beshears, Vice President, Corporate Communications of InPlay Technologies, Inc., +1-480-586-3357, Heather@InPlayTechnologies.com/
           /Web site:  http://www.inplaytechnologies.com /